EXHIBIT 99.2

Plastics Technologies – Outlook for 2001 Expectations for plastics markets are mixed, as automotive and various industrial sectors are soft, while packaging, electronics, medical and other sectors remain strong. If interest rates continue to decline, construction and new housing starts would likely pick up later in the year, which would help both extrusion and injection molding. Much of the group’s success in 2001 is expected to come from new products – in machinery, mold bases, supplies and services. In injection molding, Milacron is recognized as the world leader with its patented, all-electric, “energy efficient” machines, which are expected to achieve double-digit growth this year. The breakeven point in blow molding has been lowered considerably and recently this business has begun to see a turnaround in orders from its largest North American customer base, the dairy industry, after eight consecutive quarters of decline. Profitability will be held back in the first quarter, however, as the European blow molding operations move into a new facility, which should contribute to improved efficiency throughout the rest of the year. All in all, therefore, assuming better economic conditions in the second half, the company expects the plastics group to show modest increases in sales and operating earnings for 2001 as a whole.

Metalworking Technologies – Outlook for 2001 Demand from the group’s largest market, automotive, has declined from year-ago levels in North America, while other customer sectors, such as machinery makers and producers of agricultural and construction equipment, remain soft. Demand continues to improve, however, from traditionally more profitable sectors, such as aerospace, medical, energy extraction and power generation equipment, and European auto production is expected to hold at current levels. Profits in the metalworking fluids business are expected to improve through increased sales volume and better pricing as the year progresses. Overall for 2001, therefore, with a full year’s worth of benefits from the overhead reductions accomplished last year, the group is targeting a 10% increase in operating earnings on modest sales growth.

Outlook

“We remain positive about the outlook for 2001 as a whole,” said Daniel J. Meyer, chairman and chief executive officer. “In the first half of the year, however, with the slowdown in automotive production and softness in other industrial sectors, we expect sales and orders to show continued year-over-year declines, but earnings to hold steady at levels comparable to a year ago, thanks in great part to our restructuring efforts of 2000.

“Looking further ahead, we agree with those economists who predict lower interest rates, a stronger euro currency, and a healthier world economy in the second half of the year,” Meyer said. “In addition, Milacron will benefit from a number of other factors including our many new product introductions, our market leadership in several key areas, improvements in our blow molding operations, and ongoing efficiency gains.

“For 2001 as a whole, therefore, we are cautiously targeting 5% sales growth and, with a higher tax rate compared to 2000, a 5% improvement in earnings per share as well, based on our expectation of improved economic conditions in the second half,” he said.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company’s most recent Form 10-Q, on file with the Securities and Exchange Commission.

Milacron Inc. and Subsidiaries	Fourth Quarter 2000

Estimates and Projection for Financial Modeling

Note: The amounts below are approximately working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

(Amounts in millions)
	Qtr. 1 2001	Year 2001

Projected Profit & Loss Items
Sales (1)	$370-380	$1,600-1,650
Plastics technologies (2)	200-205	890-915
Metalworking technologies (3)	170-175	710-735
Segment earnings
Plastics technologies (4)	17-18	90-100
Metalworking technologies (5)	16-17	75-85
Corporate and unallocated expenses (6)	5-6	25-28
Interest expense	10	39-41
Effective tax rate (7)	29%	29-30%
After-tax minority interest (8)	—	3-4
Average diluted shares outstanding	33.5	33.5

Projected Cash Flow & Balance Sheet Items
Depreciation	12-13	50-55
Amortization	3.0-3.5	12-14
Working capital - increase	28-32	35-45
Capital expenditures	12-15	50-60
Total debt	490-500	425-450
Debt-to-capital ratio	50%	45-50%

Comments & Explanations

Note: Projections above assume current foreign exchange rates and no acquisitions, divestitures or further stock repurchase.

1	Sales Q1-01 down 5-10% from Q1-00; year 2001 up 5% over 2000.
2	Plastics technologies sales Q1-01 down 8-10% from Q1-00; year 2001 up 4-5% over 2000.
3	Metalworking technologies sales Q1-01 down 2-3% from Q1-00; year 2001 up 2-3% over 2000.
4	Plastics technologies earnings Operating margin of around 8-9% in Q1 and 10-11% in 2001.
5	Metalworking technologies earnings Operating margin of around 9% in Q1 and 10-11% in 2001.
6	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.